                         Unity Bancorp
                          64 Old Highway 22
                          Clinton, NJ 08809
                          800 618-BANK
                           www.unitybank.com

President’s Message

The Company continues to gain market share and the fundamentals of the Bank remain sound; although, the challenges of the economy continue to have an impact on both our loan and investment portfolios.  This quarter’s results included a $1.7 million impairment charge on two pooled trust preferred securities and an additional $400 thousand FDIC assessment.  Based on a recent third-party review of the pooled trust securities, we believe that these securities have limited future valuation risk.

You may recall that we shifted our Small Business program from National to local last year; however, our portfolio continues to experience an increase in past due accounts.  We have recorded a $1.5 million provision for loan losses this past quarter, and it is likely that the provision will continue to be robust until we experience a reduction in delinquent accounts.

There continues to be many positive happenings at Unity.    Our strategic sales and marketing efforts are proving effective resulting in another quarter of strong deposit growth.   Total deposits improved over four percent (4%) for the quarter and are up almost nine percent (9%) from a year ago.  In addition, we have reduced our portfolio of time deposits due to the tremendous success of our new Loyalty Savings product.  As a result, total savings accounts have increased thirty percent (30%) from the prior quarter.

Our pricing strategy is to reduce our cost of funds to improve our net interest margin.  This quarter, our net interest margin increased to 3.24% from 3.14% in the first quarter.   As higher-costing time deposits reprice in a lower rate environment, we expect to see further increases in our net interest margin for the remainder of the year.  With the improvement in margin and continued expense control, we are optimistic about the long-term financial forecast for Unity.

We remain a strong financial institution and our capital levels continue to exceed the requirements to be well capitalized.   We are committed to providing an exceptional customer experience and long-term value for our shareholders.  We support and invest in our employees and our communities to help them grow to be the best.

If you have any comments or questions, I can be reached at (908) 713-4306.  I look forward to hearing from you.

Very truly yours,

James A. Hughes
President/CEO

UNITY BANCORP, INC.
QUARTERLY FINANCIAL DATA
June 30, 2009

	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008
SUMMARY OF INCOME:
Total Interest Income	$12,531	$12,590	$12,898	$12,965	$12,267
Total Interest Expense	5,673	5,816	6,162	5,883	5,429
Net Interest Income Before Provision	6,858	6,774	6,736	7,082	6,838
Provision for Loan Losses	1,500	1,500	1,300	2,100	650
Net Interest Income After Provision	5,358	5,274	5,436	4,982	6,188
Total Noninterest Income	(907)	1,348	555	(344)	1,028
Total Noninterest Expense	6,203	5,555	5,773	5,779	5,617
Net Income Before Taxes	(1,752)	1,067	218	(1,141)	1,599
Income taxes	(552)	336	(366)	(139)	495
Net income	(1,200)	731	584	(1,002)	1,104
Preferred Dividends & Discount Accretion	372	379	110	-	-
Income Available to Common Shareholders	$(1,572)	$352	$474	$(1,002)	$1,104

Net Income Per Share - Basic	(0.22)	0.05	0.07	(0.14)	0.16
Net Income Per Share - Diluted	(0.22)	0.05	0.07	(0.14)	0.15

COMMON SHARE DATA:
Market Price Per Share	3.55	3.19	3.90	4.00	6.62
Dividends Paid	-	-	-	-	0.05
Book Value Per Common Share	6.85	6.93	6.99	6.55	6.76
Average Shares Outstanding - Basic	7,119	7,119	7,113	7,107	7,092
Average Shares Outstanding - Diluted	7,168	7,148	7,190	7,259	7,275
Shares Outstanding	7,119	7,119	7,119	7,110	7,095

OPERATING RATIOS:
Return on Average Assets	-0.54%	0.33%	0.26%	-0.47%	0.56%
Return on Average Common Equity	-12.97%	2.90%	3.56%	-8.45%	9.29%
Efficiency Ratio	80.58%	73.02%	75.81%	70.51%	69.59%

BALANCE SHEET DATA:
Total Assets	$913,446	$886,677	$898,310	$864,083	$832,315
Total deposits	731,763	703,266	707,117	684,680	671,881
Total loans	665,331	669,902	685,946	685,023	643,039
Total securities	164,794	158,022	149,509	99,410	106,972
Total Shareholders' Equity	67,064	67,525	67,803	46,539	47,951
Allowance for loan losses	(10,665)	(10,307)	(10,326)	(9,913)	(8,945)

TAX EQUIVALENT YIELDS AND RATES:
Interest-earning Assets	5.91%	5.87%	6.18%	6.45%	6.57%
Interest-bearing Liabilities	3.05%	3.10%	3.30%	3.28%	3.31%
Net Interest Spread	2.85%	2.77%	2.88%	3.17%	3.26%
Net Interest Margin	3.24%	3.14%	3.25%	3.55%	3.66%

CREDIT QUALITY:
Nonperforming Assets	23,240	20,649	16,830	10,954	6,887
Net Chargeoffs to Average Loans	0.69%	0.91%	0.52%	0.67%	0.23%
Allowance for Loan Losses to Total Loans	1.60%	1.54%	1.51%	1.45%	1.39%
Nonperforming Assets to Total Loans and OREO	3.49%	3.08%	2.45%	1.60%	1.07%
Nonperforming Assets to Total Assets	2.54%	2.33%	1.87%	1.27%	0.83%

CAPITAL RATIOS AND OTHER:
Total Equity to Total Assets	7.34%	7.62%	7.55%	5.39%	5.76%
Leverage Ratio	9.11%	9.28%	9.54%	7.42%	8.01%
Tier 1 Risk-Based Capital Ratio	11.16%	12.32%	12.02%	9.07%	9.42%
Total Risk-Based Capital Ratio	12.41%	13.57%	13.27%	10.33%	10.67%
Number of Banking Offices	16	16	16	16	16
Number of ATMs	19	19	19	19	19
Number of Employees	168	162	167	176	191

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $913 million in assets and $732 million in deposits.  Unity Bank provides financial services to retail, corporate and small business customers through its 16 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren Counties in New Jersey and Northampton County, Pennsylvania.  For additional information about Unity, visit our website at www.unitybank.com, or call 800- 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.